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                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-3226 of CITGO Petroleum Corporation on Form S-3 of our report dated February 12, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a 1994 change in method of accounting for postemployment benefits to conform with Statement of Financial Accounting Standards No. 112), included in the Form 10 of CITGO Petroleum Corporation filed with the United States Securities and Exchange Commission on May 7, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus which is a part of the Registration Statement.



Deloitte & Touche LLP



Tulsa, Oklahoma


May 6, 1996